Exhibit 10.1

Development, Publishing and Distribution Agreement

This Development, Publishing and Distribution Agreement is entered into this 7th day of February 2003 by and between IXIA, a California corporation doing business at 26601 West Agoura Road, Calabasas, CA 91302 (“Ixia”), and RADVIEW SOFTWARE, Ltd., an Israeli corporation with Corporate headquarters located at 7 New England Executive Park, Burlington, Massachusetts 01803 (“RadView”).

In consideration of the premises and mutual covenants contained herein, and other valuable consideration, the parties agree as follows:

1.             Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth:

1.1.          “includes”; “including”.  Except where followed directly by the word “only”, the terms “includes” or “including” shall mean “includes, but is not limited to” and “including, but not limited to” respectively, it being the intention of the parties that any listing following thereafter is illustrative and not exclusive or exhaustive.

1.2.          “Product”.  The term “Product” shall mean any of the computer software products of RadView identified in Exhibit “A” attached hereto and incorporated herein, as such exhibit may be modified from time to time by the parties, including any updates, upgrades, new releases and Corrections thereto.

1.3.          “Unit”.  The term “Unit” shall mean shall mean a standard stockkeeping unit of RadView of a Product, comprising one or more copies of the Product, together with any user manual(s) and any supplementary materials, all as determined by RadView in its sole discretion.

1.4.          “Access Key”.  The term “Access Key” shall mean a numeric or alphanumeric code (and not a physical object) which must be entered by a user into a Product on the user’s computer in order to activate that Product for full licensed use, as described more fully in Section 2.1 below.

1.5.          “Electronic Delivery”.  The term “Electronic Delivery” shall mean the delivery of a copy of a Product to an end user, or the use by an end user of the Product via any electronic means now known or hereafter devised whereby all or part of the Product is delivered without transporting a physical object incorporating the Product, including where the Product is accessed by the end user over the Internet.

1.6.          “sale”; “sell”; “vend”; etc.  The terms “sale”, “sell”, “vend” and similar terms are used herein in the context of distribution of the Products to mean the sale of a license to use a copy or configuration of a Product.  The transfer to a remarketer or an end user of a copy of a Product is a license only and does not transfer any right, title, or interest in or to such Product to such remarketer or end user.

1.7.          “Nonconformity”.  The term “Nonconformity” shall mean a material non-conformance with RadView’s published technical and operational specifications for the Products, any Radview Product user documentation or any Radview published technical documentation, in each case as identified (by publication title and publication date) in Exhibit A to this Agreement.

1.8.          “Option”.  The term “Option” shall mean the option granted to Ixia to acquire expanded rights, set forth in Section 16.1 below.

1.9.          “Effective Date”.  The term “Effective Date” shall mean the date first set forth above which, upon execution of this Agreement by both parties, shall be the effective date of this Agreement.

1.10.        “Termination Date”.  The term “Termination Date” shall mean the date upon which any termination of this Agreement, for any reason whatsoever (including expiration), becomes effective.

1.11.        Other Terms.  The following other terms are defined in the Sections cited:

“Adjusted Gross Revenue” - Section ?.

“Advance Payment” - Section 15.3.

“Confidential Information” - Section 19.1.

“Correction” - Section 8.2.

“Developer’s Kit” - Section 8.1.

“Expanded Rights” - Section 16.1.

“Major Upgrade” - Section 9.1.

“Minor Upgrade” - Section 8.3.

“Option Exercise Fee” - Section 16.3.1.

“Ported Version” - Section 8.1.

“Product Name” - Section 20.4.

“Product Series” - Section 20.5

“Series Identifier” - Section 20.5

“Source Materials” - Section 13.1.

“Source Materials License” - Section 13.2.

“Term” - Section 3.1.

2.             Nature of Transaction

2.1.          Nature of the Products.  RadView publishes and sells the Products.  The Products can be configured in various ways according to the Price list as contained in Exhibit A, unless mutually agreed to by RadView and Ixia. In order to license and operate the Product, Ixia must supply a CPU and or a machine identification number with the purchase order to RadView. Access License Keys are provided separately for the Products. Upon receipt of an order RadView will prepare an Access License Key and deliver electronically to Ixia. Evaluation and demonstration copies of the Products, with limited load usage and time (measured in days) per RadView’s current evaluation policy, can be manufactured, sold and distributed by Ixia.  RadView will provide the Access Key(s) or password as required to assist the pre sales process.

2.2.          Nature of the Transaction.  Under this Agreement, Ixia is granted the right, for a term of two (2) years, to distribute the Products, as further defined below.  Ixia is granted an option to acquire more extensive rights, extending into perpetuity, with respect to the Products, as further defined below.

3.             Term

3.1.          Term.  The term of this Agreement shall commence upon the Effective Date and shall continue for a period of two (2) years, until the second anniversary of the Effective Date, unless terminated earlier as set forth in this Section 18 below (the “Term”) or unless the Option is exercised.

3.2.          Renewal.  Neither party shall be under any obligation to renew or extend the operation of this Agreement or to enter into any new agreement with the other party following the expiration of the Term; and neither party shall be under any obligation of any kind whatsoever to the other party by reason of any failure or refusal to renew or extend the operation of this Agreement or to enter into any new agreement with the other party, following expiration of the Term.

3.3.          Term If Option Is Exercised.  In the event that Ixia exercises the Option, then this Agreement shall continue in effect unless terminated by either party in accordance with Section 18 below.  Upon exercise of the Option, if the Option is exercised, the term “Term” shall include the period after the exercise of the Option during which this Agreement is in force but the exercise of the Option shall not be deemed to extend the Term beyond twenty-four (24) months unless otherwise agreed to in writing by the parties.

4.             Grant of Rights

4.1.          Manufacturing and Distribution of Products (Not Including Access Keys).  RadView hereby grants to Ixia the non-exclusive (except as set forth in Section 4.5 below) right during the Term to prepare, manufacture, purchase, publish, market and distribute copies of each Product, in object code form only and without Access Keys, but with user documentation, in all channels and classes of trade (whether now known or hereafter established), in all media and forms of expression or communication now known or later developed, including by Electronic Delivery of any of the foregoing, throughout the world. All copies manufactured or made shall contain all copyright, trademark and other proprietary notices where and as contained in the original.  Such grant shall include the right to vend copies of each Product in conjunction with one or more other hardware and/or software products in such that there is a single price to the end purchaser for the combined products, and also to vend each Product standing alone.  Such grant shall also include the right to use and reasonably adapt such marketing materials of RadView as Ixia deems appropriate provided that no such adaptation shall alter in any material way the representations made in such materials with respect to the Products and /or RadView.  RadView shall do nothing which would be inconsistent with this grant of rights. (note to be reviewed with operations groups)

4.2.          Purchase and Drop-Shipment of Units.  RadView hereby grants to Ixia the non-exclusive (except as set forth in Section 4.5 below) right during the Term to purchase all necessary Units from RadView.  At Ixia’s request and expense (not to exceed one hundred dollars ($100)), RadView shall also drop ship purchased Units to the respective customers.  In addition, and also at Ixia’s request, RadView shall deliver to Ixia a reasonable number of Units for Ixia to maintain in its ‘inventory.’  Notwithstanding the foregoing, it is the parties’ expectation and intention that delivery of the Product, from RadView to Ixia and from Ixia to its customers, will typically be effected by Electronic Delivery as further described in Section 6 below.

4.3.          Purchase and Resale of Access Keys.  RadView hereby grants to Ixia the non-exclusive (except as set forth in Section 4.5 below) right during the Term to purchase all necessary Access Keys for the copies of the Products sold by Ixia pursuant to Section 4.1 above, and to resell such Access Keys to the respective customers, in accordance with the procedure set forth in Section 7 below.

4.4.          Access Keys For Ixia’s Internal and Sales Use.  RadView will initially provide, at no charge to Ixia, licenses and Access Keys for (a) ten (10) copies of the Product for Ixia’s internal development and support purposes, and  (b) up to one hundred (100) limited use copies of the Product to be used by Ixia sales, pre-sales and marketing personnel which copies shall be used solely for marketing, demonstration and pre-sales purposes.  Ixia also acknowledges that it will be required to replace the limited use copies with new updated copies of the Product as New Releases are delivered and, in any event, no less than twice per year.  Licenses to additional copies of the Product shall be provided to Ixia by RadView as agreed upon by the parties. Ixia shall maintain records as to where each such copy is loaded and which persons are authorized to use the same.  ..

4.5.          Limited Exclusivity.  Notwithstanding anything to the contrary contained in Section 4.1 above, the rights granted to Ixia hereunder shall be exclusive during the Term as to any of the parties identified in Exhibit “B” attached hereto and incorporated herein, and RadView shall not have the right to, and shall not, grant, or authorize or permit any other party (other than Ixia) to grant, any rights (other than the rights RadView customarily grants to end users) with respect to the Products, or any portion of the Products, to any such party, identified in Exhibit “B” during the Term.  If Ixia exercises the Option, per the terms of this agreement, RadView, upon such exercise, will for a period of three (3) years from date of Option exercise continue with the limited exclusivity as in effect prior to Ixia’s exercise of Option.

4.6.          Subdistributors.  Ixia will have the right to distribute the Products through Ixia’s authorized distributors and or resellers subject to the terms contained in this Agreement. The above-mentioned subdistribution shall not relieve Ixia of any of its undertaking or commitment under this Agreement.

4.7.          Marketing of the Products.  Ixia shall determine, in its sole discretion, the manner and method of marketing and distributing the Products and exploiting any other rights it has been granted hereunder with respect to the Products, including marketing expenditures, advertising and promotion, packaging, channels of distribution and the suggested retail price or other pricing of the Products or such other rights; provided, however, that such marketing, distribution and exploitation shall be subject to and shall not violate any terms in this Agreement, including, without limitation, those concerning Confidential Information and the proprietary rights of each party hereunder.

4.8.          Further Assurances of RadView.  RadView agrees to execute such documents as Ixia may reasonably request from time to time to support Ixia in its exercise of any and all of the rights granted to Ixia by RadView hereunder; provided, however, that the parties shall work together to ensure that the fulfillment of such requests shall be commercially reasonable in timing and substance.  RadView shall take all reasonable steps to have each of those persons who has or will have participated for or on behalf of RadView execute any such agreements.

4.9.          No Modifications or Derivative Works.  Ixia shall not modify any Product or remove or alter any copyright or other proprietary notices or legends therefrom.  Ixia shall not disassemble, decompile or otherwise reverse engineer any portion of any Product except as expressly permitted by this Agreement.  Ixia shall not be entitled to prepare any derivative works of any Product which would constitute an infringement of RadView’s intellectual property rights in the Products.  For purposes of this Agreement, the following shall not be considered to be modification of, or creation a derivative work of, any Product, and the rights granted to Ixia hereunder shall include the following:

(i)            including any Product in any combination with any other Ixia hardware or software;

(ii)           creating and adding an “install” or similar program for assisting users in the installation or operation of any Product

(iii)          creating and adding operating scripts for any Product; and

(iv)          taking any steps reasonably necessary to adapt a Product to the operating environment in which it will be operated.

5.             Third Party Rights

RadView shall be solely responsible, at its own expense, for obtaining all rights and/or permissions necessary for the use of all technology contained in the Products and the commercial exploitation of the Products as contemplated by this Agreement.  RadView agrees that it will make any payments required to be made to any third parties, and will do so on a timely basis.  Exhibit “C” attached hereto and incorporated herein identifies all third party rights which are required for such use and commercial exploitation.

6.             Delivery of Products To Ixia

6.1.          Initial Delivery.  Promptly after execution of this Agreement, RadView shall deliver to Ixia two (2) copies, and may upon request deliver additional copies not to exceed a total of ten (10) copies of each Product together with any technical documentation, to the extent then currently available, reasonably necessary for Ixia to exercise its rights hereunder (but not including, for purposes of delivery under this Section 6 only, any technical documentation which is pertinent only to the source code, or other source materials, of a Product) and the end-user documentation for the Product.

6.2.          Delivery of Products First Released Commercially After Effective Date.  As to any Product which has not been released commercially as of the Effective Date, but as to which Ixia has been granted rights under this Agreement, RadView shall deliver to Ixia two (2) copies of each pre-release version of such Product that is provided to any customer or reseller of RadView, not later than the time of the earliest delivery of such pre-release version to any customer or reseller. And pre-release copies of Products are delivered “as is,” without any warranty, implied or express.  In addition, at such time as RadView determines that the Product is ready to be manufactured for commercial release, RadView shall deliver to Ixia two (2) copies of such Product.  Each delivery under this Section 6.2 shall also include any available technical documentation reasonably necessary for Ixia to exercise its rights hereunder (but not including, for purposes of delivery under this Section 6 only, any technical documentation which is pertinent only to the source code, or other source materials, of the Product) and any end-user documentation.  Notwithstanding the foregoing, RadView shall use reasonable efforts to inform Ixia about such Product during the development of such Product.  RadView’s obligations under this Section 6.2 concern versions of the Products that are not Ported Products (as defined in Section 8.1 below), and accordingly are in addition to, and not instead of, RadView’s obligations under Section 8.1 below.

6.3.          Delivery of End-User Documentation and Marketing Materials.  RadView shall deliver to Ixia all end-user documentation for the Products, and all deliverable marketing materials, in electronic form and, upon Ixia’s request, shall also deliver up to two (2) hard-copies of the same.  The electronic form of an item shall be the files in user-modifiable form in the file format of the application used to prepare the item, such that Ixia can modify the item for use consistent with this Agreement.

7.             Procedure For Access Keys

Following execution of this Agreement, the parties shall work together to set up a secure website or other electronic system through which Ixia will be able to obtain License Keys for properly licensed products automatically.  Such website or electronic system shall, upon entry by Ixia of the Ixia purchase order for the Products and the applicable machine identification numbers for the machines on which the Products will be installed, automatically deliver to Ixia the authorized number of Access Keys.  Upon delivery of the keys, RadView shall be authorized to invoice Ixia for the sale of the Products.  Prior to the establishment of an automatic key delivery process, or in the event operation of the website or electronic system is impaired, the parties will use their best efforts to promptly arrange for a manual intervention workaround process pursuant to which Access Keys will be timely delivered (and in any event, delivered within no more than five (5) business days following receipt of a valid order from Ixia) with respect to Ixia’s customer orders for the period during which such website or electronic system is impaired or not available.

8.             Continuing Obligations of RadView

8.1.          Portation of Products To Ixia Device Operating Environment.  RadView shall prepare versions of the Products, as identified on Exhibit A which are ported to Ixia’s proprietary device operating environment (each, a “Ported Version”) in accordance with the specifications and other information set forth in Ixia’s standard developer’s kit (the “Developer’s Kit”).  Upon RadView’s request, Ixia shall provide, at no charge, copies of such developer’s kit to RadView for RadView’s internal use in preparing the Ported Versions, and Ixia shall provide reasonable consultation and technical support upon request by RadView in order to support such porting of the Products.

8.1.1.       Current Products.  Promptly after execution of this Agreement, RadView will commence, and proceed diligently with, the preparation of Ported Versions of the current versions of the Products to the current version of the products of Ixia, as identified in Exhibit A-1, and shall deliver each such Ported Version in a condition suitable for commercial release to Ixia not later than sixty days from Ixia’s delivery to RadView of the chassis and cards referenced in Section 8.1.3 below. With respect to each new version of or new platform for Ixia products, the parties shall work together to determine the scope of the work which may be required to effect the porting of the Products.  RadView shall perform such Product porting with respect to the new Ixia versions and/or platforms provided that such porting does not require a material effort by RadView as evaluate on a case by case basis as well as on an aggregate annual basis.  In the event a material effort is required of RadView to perform one or more Product ports, the parties shall meet to agree upon the terms pursuant to which port shall be effected; Ixia shall pay to RadView RadView’s one hundred twenty-five percent (125%) of RadView’s direct costs for such agreed upon ports.

8.1.2.       Products First Released Commercially After Effective Date.  As to any Product which has not been released commercially as of the Effective Date, but as to which Ixia has been granted rights under this Agreement, and subject to the provisions of Section 8.1.1 above, RadView shall commence and complete preparation of a Ported Version of such Product as part of the normal QA process for the commercial release of WebLoad Products.

8.1.3        Delivery of Hardware and Cards by Ixia.  Ixia shall deliver to RadView, at no cost and on a timely basis, the Ixia chassis and each load module card to which Ixia is asking RadView to port the Products.  The delivery of the chassis and cards for the Ixia products identified in Exhibit A-1 shall occur promptly following execution of this Agreement.

8.2.          Corrections.  As used herein, the term “Correction” shall mean any revised version of any Product or other computer software or procedure, including a patch or a workaround, which revised version or other computer software or procedure is prepared solely for the purpose of correcting Nonconformities in such Product.  In the event that any Nonconformity is found in a Product, and such Nonconformity is brought to the attention of RadView (either as a result of RadView’s internal testing processes or by notice from a RadView customer or by written notice from Ixia, RadView shall address any such replicable Nonconformity with an effort commensurate with its severity and shall prepare and deliver to Ixia, at no charge to Ixia, a Correction within a reasonable period of time, as evaluated based on the severity of the Nonconformity and the sufficiency of interim or partial remedies which might be available pending a final cure of the Nonconformity. In the event RadView is unable to deliver a Correction within a reasonable period of time, notwithstanding its use of commercially reasonable efforts to do so, then Ixia shall be entitled to receive Source Materials with respect to the Product experiencing the Nonconformity solely for the purposes of developing a Correction for such Nonconformity. RadView will provide technical support to Ixia in developing a Correction using the Source Materials.  In the event RadView willfully breaches its obligations under this Section 8.2 either (a) by not making a good faith effort to develop a Correction for the identified Nonconformity, or (b), if RadView determines, in its sole discretion, that it is unable to develop such a Correction, by not authorizing the release of the Source Materials so that Ixia can work on the development of such a Correction, then in either such event, RadView shall reimburse Ixia for its reasonable costs to develop the Correction, which costs shall not exceed, in the aggregate, ten (10) man days (calculated at Ixia’s internal cost)   In addition, in the event Ixia identifies what it believes to be a defect in the Product, but which RadView does not believe either rises to the level or is of the character of a Nonconformity, the parties shall discuss in good faith whether Ixia’s need for a cure for the identified defect is sufficiently material to justify a release of the Source Materials solely for the purposes of Ixia’s developing such cure and in all respects subject to the terms of Section 13.3 below.

8.3.          Minor Upgrades.  As used herein, the term “Minor Upgrade” shall mean an upgrade or enhancement of any Product which represents a minor increase in the functionality or performance of any Product and/or a Correction of such Product and which, in accordance with accepted commercial practice in the software industry, is designated by RadView with a version number that is changed from the preceding version number only in the numbers to the right of the decimal point, but shall not include any Major Upgrade, as defined in Section 9.1 below.  During the term of this Agreement, RadView shall provide to Ixia, without additional charge, any and all Minor Upgrades which RadView prepares of any Product.  All Minor Upgrades shall be deemed to be included within the definition of the “Product” hereunder.  Except for any Corrections which may be required, RadView shall not be under any obligation to prepare any Minor Upgrades of any Product.

9.             Rights If RadView Prepares Major Upgrade or Replacement Product

9.1.          Definitions.  As used herein, the term “Major Upgrade” shall mean an upgrade or enhancement of any Product which represents a substantial increase in the functionality, performance and content of such Product and which, in accordance with accepted commercial practice in the software industry, is designated by RadView with a version number that is changed from the preceding version number in the numbers to the left of the decimal point.  Any Major Upgrade as to which Ixia acquires the right to market and distribute under this Agreement shall be deemed to be included within the definition of the “Product” hereunder.

9.2.          Major Upgrades of Any Product; Replacement Product.  In the event that RadView prepares one or more Major Upgrades of any Product during the Term, or prepares any product which is a replacement for a Product, RadView shall provide such Major Upgrade or such replacement product to Ixia at no additional charge.  Any such Major Upgrade or replacement product shall be deemed to be included within the definition of the “Product” hereunder.  Notwithstanding the foregoing, RadView shall not be under any obligation to prepare any Major Upgrades of, or replacement products for, any Product.

10.          End User Technical Support and Customer Service; Training

10.1.        End User Technical Support and Customer Service.  During the term of this Agreement, Ixia shall provide end user technical support and customer service to all end users of the Products, provided that Ixia shall have the right to refer end users to RadView for technical support in instances where Ixia is not able to resolve the end users’ requests with a reasonable expenditure of time.  RadView will provide reasonable assistance to Ixia with respect to any questions or problems concerning the Products or the use of the Products and otherwise in connection with Ixia’s technical support of end users of the Products.

10.2.        Training.  At Ixia’s request, RadView shall provide a two-day training session at Ixia’s premises at no charge.  Upon reasonable request, RadView shall provide additional training at RadView’s then-current rate for such services (or if RadView has not established such a rate, at a rate negotiated in good faith that is not inconsistent with market rates).  Ixia shall pay, or reimburse RadView for, the reasonable coach class travel expense and related expenses (but not salaries) of RadView’s personnel in connection with rendering training services at sites other than RadView’s place of business.

11.          Joint Announcement of Agreement

Promptly after the execution of this Agreement, the parties shall jointly prepare one or more press releases announcing this Agreement and the relationship established hereunder.  Without limiting the other matter which may be included, each party shall have the right to include its own company information of the kind that is customarily included in such press releases by public companies.

12.          Joint Marketing At Trade Shows, Etc.

12.1.        Event Participation.  RadView agrees to participate with Ixia in joint marketing activities during the Term such as seminars (including seminars specific to Ixia products), trade shows, vendor fairs and similar industry events, by participating in Ixia’s booth or other on-site presence; provided, however, that the foregoing shall not be construed as a commitment by RadView to participate in any specific event or activity, but rather each such event or activity shall be discussed and agreed upon by the parties on a case by case basis.  Unless otherwise agreed to in writing in advance, Ixia shall be solely responsible for all non-personal expenses such as exhibitor registration fees, exhibition booth rental and other costs of a booth, meeting room rental, and similar items, but only if the items are predominated by Ixia’s brand or identity and RadView allows Ixia absolute discretion to determine the size, appearance and other aspects of any booth, display or other facility, and the amount of space allocated to, and/or prominence of, RadView in any item paid for by Ixia.  RadView shall be solely responsible for all compensation and personal expenses of any persons participating on behalf of RadView, including travel, lodging, registration fees, and so forth, except that Ixia will pay for any business meals or business entertainment attended by RadView personnel at Ixia’s request or invitation.  If RadView requests, and is willing to bear the expense of, more extensive presence than Ixia expects to make available, the parties agree to negotiate in good faith as to whether and how to accommodate RadView’s request, but Ixia shall not be required to agree to anything that Ixia feels will adversely affect or diminish its own participation or presence.  Nothing in the foregoing is intended to limit in any way any independent activities or participation that RadView wishes to undertake at its own (or any third party’s) expense and separate from its participation with Ixia.

12.2.        Mailings To RadView List.  During the Term, RadView agrees to do at least one (1) mailing to its mailing list(s) of customers for the purpose of promoting any events referred to in Section 12.1 above.

13.          Source Materials License and Escrow

13.1.        “Source Materials”.  The term “Source Materials” shall mean all existing and available (i) source code, source code comments and documentation, data, files, algorithms, notes, flow charts, diagrams, authoring tools, development environments and other materials used in, or used in the preparation of, each Product; and (ii) all source code, source code comments and documentation, data, files, algorithms, notes, flow charts, diagrams, authoring tools, development environments and other materials used in, or used in the preparation of, RadView’s means of generating Access Keys and of using Access Keys with each Product; provided, however that nothing in this Section 13 shall be construed to require RadView to develop new or additional materials but rather, the term “Source Materials” shall refer to all materials in the aforedescribed categories to the extent they are available or become available during the Term. In addition, in the event Ixia exercises the Option, and following such exercise, the term “Source Materials” shall also include, to the extent then available, all existing and current (i) testing, maintenance and support materials, including lists of known defects, support databases, engineering documents, source control databases, test plans and automated test suites; and  (ii) instructions, notes, references, programs and other materials (excluding any third party software programs, which shall not be required to be provided but which shall be listed specifically, including version number, in the Source Materials) required for the technical staff of Ixia, without any additional assistance from RadView, to prepare an executable code copy of such Product from the source code of such Product, via the procedures of assembly, compilation, linking and/or any other procedure, which materials shall include all such materials actually used by RadView to prepare executable code copies of such Product and Access Keys for such Product; provided, however that nothing in this Section 13 shall be construed to require RadView to develop new or additional materials but rather, the term “Source Materials” shall refer to all materials in the aforedescribed categories to the extent they are available or become available during the Term.

13.2.        Delivery of Source Materials Exercise of Option; Source Code License.  Promptly upon receiving notice from Ixia of Ixia’s intention to exercise its Option pursuant to the provision of Section 16, and upon RadView’s receipt of the Option exercise price, Ixia shall receive a Source Code license to use the Source Materials solely in support and furtherance of its license rights as contemplated under Section 4 and Section 16. In addition, RadView shall, at its sole expense, turn over to Ixia copies of all Source Materials, as well as all versions of the Source Materials created up to that time, including superseded versions.  It is the intention of this Section 13.2 that Ixia have all materials reasonably needed to proceed with the development of all of the Products, and any versions thereof to which Ixia has a right hereunder, without RadView; it being understood, however, that RadView is not responsible for creating any additional materials in order to support Ixia’s rights hereunder but RadView shall offer Ixia reasonable technical assistance in support of Ixia’s early use of the Source Materials.

13.3.        Source Materials Escrow.  Without affecting RadView’s obligations under 13.2.1 above, promptly after the execution of this Agreement RadView shall deposit into an escrow account, and shall keep on deposit for the Term of this Agreement, a full set of the Source Materials for each Product with Data Securities International or other escrow agent agreeable to the parties.  The delivery of the Source Materials shall be at RadView’s sole expense.  RadView’s deposited Source Materials shall be timely updated by RadView when any material change is made to any Product or a new version of any Product is released.  The escrow agent shall be directed, in a written agreement executed by the parties in connection with the establishment of the escrow account (which agreement shall be consistent with, and shall not contradict any provision of, this Agreement), to release to Ixia the Source Materials in the event that RadView is unable or unwilling to develop a Correction, pursuant to the terms of Section 8.2 or pursuant to its warranty obligations in Section 21.4; provided, however, that (a) the Source Materials shall only be released if RadView has been provided written notice of the Nonconformity and such release shall occur on the earlier of (i) the thirtieth day following such notice if RadView has been unable to release a Correction within thirty (30) days following its receipt of such notice or (ii) the date, if any, that Radview provides Ixia with written notice that RadView has determined it is unable or unwilling to attempt the development of such Correction, (b) any Source Materials released from escrow pursuant to this section may only be used by Ixia for purposes of developing the correction for the Non-conformity identified in the notice provided to RadView and shall not be provided or disclosed to any third party, (c) a copy of the Correction and the Source Materials for the same shall be provided to RadView, and (d) the released Source Materials and the Source Materials for the Correction shall be returned to the escrow account once the identified Nonconformity has been developed, released and a reasonable period of time (not to exceed two (2) months) has been allowed for field testing, and Ixia shall ensure that no copy of the Source Materials. In hand or electronic form remains in its possession or control; provided, however, that if a problem with the Correction occurs during such two months of field testing, Ixia shall retain the Source Materials in order to fix such a problem and shall retain the Source Materials for an additional two (2) month period of field testing as set forth above (such procedure to be repeated as required). The source code escrow account established under the terms of this Section 13.3 shall terminate upon expiration or earlier termination of this Agreement. Ixia shall pay the entire cost of the escrow account, except that if RadView already has an escrow account established, Ixia shall only pay the additional cost charged by the escrow holder for including Ixia.  Ixia shall have the right, upon five (5) business days’ notice to RadView and the escrow agent, to have an independent third party, at Ixia’s sole expense, conduct tests of the then-current set of RadView Source Materials held in escrow (including compiling or assembling them) to determine that such set constitutes a complete, correct and current version of the source code for each Product.  RadView shall provide reasonable cooperation and assistance in the conduct of any such tests.  Such tests shall be subject to reasonable confidentiality requirements requested by RadView.

13.4         Right To Reverse Engineer. In the event that the Source Materials are not timely released to Ixia pursuant to the provisions of Sections 13.2 and 13.3 above, or in the event the Source Materials are insufficient to allow Ixia to develop the Correction or make full use of its rights after exercising the Option, then Ixia may take all necessary steps, including reverse engineering, to create any Source Materials solely for the purposes permitted under the Source Materials License.

13.2.4.     No Additional Payment.  Since the foregoing procedure is necessary for Ixia to enjoy its rights under this Agreement, in the event of a default by RadView, there shall be no additional royalty or other payment for the Source Materials License

14.          Expenses

Except as expressly set forth herein, each party shall bear all expenses incurred by such party in connection with its performance hereunder.  In no event shall either party incur any expense whatsoever on behalf of the other party without first having received written authorization from such other party unless otherwise expressly provided for herein.

15.          Payments

15.1.        Purchase Price To Ixia For Products.  The purchase price to Ixia for Products hereunder shall be an amount equal to [ * ] of RadView’s then-current published list price for the Products and Product Maintenance.  RadView’s current published list prices for the Products and Product Maintenance are set forth in Exhibit “A”.  Six (6) months following the date of execution of this Agreement, RadView shall review its sales of the Products during the preceding quarter and determine the average discount applied to the list price with respect to such sales.  That discount will then be applied to Radview’s list prices for the Products, and such discounted list price shall, for months seven (7) through eighteen (18) of the Term, be used to calculate the purchase price for Ixia for such products.  At the end of month eighteen (18) of the Term, RadView shall again review its sales of the

* Confidential

Products during the preceding quarter and determine the average discount applied to the list price with respect to such sales.  That discount will then be applied to the applicable list prices for the Products, and such discounted list price shall, for the balance of the term during which Ixia is paying royalties, be used to calculate the purchase price for Ixia for such products.

15.2.        Determination of Time of Sale.  For purposes of this Agreement, a sale shall be deemed to have occurred at the point in time at which RadView delivers the Access Key(s) for the Product(s) to Ixia pursuant to the provisions of Section 7 and RadView shall be entitled to invoice Ixia for the sale at such point.  Payment is due within thirty (30) days from invoicing.  With respect to the fees due from Ixia for each renewal Maintenance term, RadView shall invoice Ixia thirty (30) days prior to the commencement of the renewal term; provided, however, that if a customer does not purchase a renewal term, then Ixia shall not be liable for payment with respect thereto.

15.3.        Advance Against Sales.  Ixia shall pay to RadView a nonrefundable, fully-recoupable advance against sales for each annual period of this Agreement (excluding any period after Ixia exercises the Option, if Ixia exercises the Option) (the “Advance Payment”).  The Advance Payment shall be Two Hundred Thousand Dollars ($200,000) for the twelve-month period that commences upon the Effective Date, and an additional Two Hundred Thousand Dollars ($200,000) for the twelve-month period that commences upon the first anniversary of the Effective date.  The Advance Payment shall be paid as follows:

(i)            Two Hundred Thousand Dollars ($200,000) within five (5) days after the later of (a) the execution of this Agreement, or (b) the Effective Date; and

(ii)           Two Hundred Thousand Dollars ($200,000) on or before the first anniversary of the Effective Date.

15.4.        Recoupment By Ixia of Advance Payment.

15.4.1.     First Advance Payment.  Ixia will be entitled to recoup all or any portion of the first payment of the Advance Payment out of amounts that would otherwise be payable to RadView for sales of the Products made between the commencement of this Agreement and the first anniversary of the Effective Date (including where a sale was made within such period but the payment for such sale would be made after such period), but not to any sales made after such period.

15.4.2.     Second Advance Payment.  Ixia will be entitled to recoup all or any portion of the second payment of the Advance Payment out of amounts that would otherwise be payable to RadView for sales of the Products made between the first anniversary of the Effective Date and the second anniversary of the Effective Date (including where a sale was made within such period but the payment for such sale would be made after such period), but not to any sales made after such period.

15.4.3.     Recoupment If Option Is Exercised Before Second Anniversary of Effective Date.  In the event that Ixia exercises the Option before the second anniversary of the Effective Date, such exercise shall not affect this Section 15.4, and sales shall not be differentiated by whether they were before or after the exercise of the Option.

15.4.4.     No Waiver By Payment of Sales Proceeds Before Recoupment.  The disbursement of any sales proceeds to RadView on any one or more occasions prior to full recoupment (whether or not at RadView’s request) shall not in any way waive or otherwise affect Ixia’s right to apply subsequently accrued sales proceeds to recoupment.

15.5.        Royalty Payments To RadView Upon Exercise of Option.  In the event that Ixia exercises the Option, Ixia shall pay to RadView a royalty as set forth in Section 16.3.2.

15.6.        Amounts Paid In U.S. and U.S. Dollars.  All amounts to be paid under this Agreement shall be determined in, and paid in, U.S. Dollars and shall be deemed to be payable in the United States.  In the event that RadView desires to have any payment made by Ixia to any party outside the United States, RadView shall be solely responsible for any withholding or transfer tax or other tax, tariff or levy imposed by the United States or any other taxing authority on such payment, and Ixia shall be entitled to withhold any such amounts and pay them on RadView’s behalf.

15.7.        Ixia To Determine Its Own Resale Prices.  Ixia is free to determine its own resale prices for each Product unilaterally.  Each party understands that neither RadView nor any employee or representative of RadView may give any special treatment (favorable or unfavorable) to Ixia as a result of its selection of prices.  No employee or representative of RadView nor anyone else associated or affiliated with RadView has any authority to tell Ixia what Ixia’s prices for any Product must be or to inhibit in any way Ixia’s pricing discretion with respect to any Product.

15.8.        Evaluation Copies.  Ixia may, in its sole discretion, distribute copies, limited to the current RadView evaluation format, of each Product at no charge for the purpose of demonstrating the Product or for other promotional purposes. Broad based or mass distribution of evaluation copies is prohibited. Ixia may with the prior approval of RadView customize an evaluation copy for a customer specific proposal on a case-by-case basis. The terms of the evaluation license shall be consistent with the then current terms of RadView’s standard third party evaluation licenses, including terms limiting the number of virtual user seats and the length of the evaluation period.

15.9.        Overpayment.  In the event that RadView receives an overpayment, including royalties paid on Product copies which are subsequently returned, RadView shall repay such overpayment to Ixia promptly after Ixia gives written notice to RadView of such overpayment, provided that RadView agrees that Ixia, without limiting any of its other remedies, may deduct the amount of such overpayment from any further royalties accruing to RadView’s account or from other amounts payable to RadView hereunder.

15.10.      No Additional Amounts Due.  Except as herein expressly provided, no other royalties or monies shall be payable or paid to RadView.

16.          Ixia Option To Acquire Perpetual and Expanded Rights

16.1.        Option.  Ixia shall have the unilateral option to acquire from RadView the expanded rights in the Products which are set forth in Section 16.6 (the “Expanded Rights”) on the terms and conditions set forth in this Section 16, which is the “Option”.

16.2.        Time and Manner of Exercise.  The Option may be exercised at any time before the second (2nd) anniversary of the Effective Date, by giving unequivocal and unambiguous notice to RadView and tendering payment of the Option Exercise Fee (as defined in Section 16.3.1 below).  The Option shall be conclusively and irrevocably deemed exercised upon such notice and tender, and no subsequent event (other than Ixia’s failure to deliver payment)) shall be grounds for RadView to rescind, revoke, cancel or otherwise terminate or avoid the exercise of the Option and/or the grant to Ixia of the Expanded Rights.

16.3.        Option Exercise Price.

16.3.1.     Option Exercise Fee.  In the event that Ixia exercises the Option, Ixia shall pay to RadView a one-time payment in the amount of One Million Dollars ($1,000,000) (the “Option Exercise Fee”).  The Option Exercise Fee shall be due in full at the time of exercise of the Option.

16.3.2.     Royalty Payments To RadView Upon Exercise of Option.  In the event that Ixia exercises the Option, then in addition to the Option Exercise Fee, Ixia shall pay to RadView a royalty on all sales of the Products and Maintenance made by Ixia during the twelve-month period commencing upon the date on which the Option is exercised and ending on the first anniversary of such date.  Such royalty shall be an amount equal to the lesser of [ * ] of the List Prices set forth in Exhibit A or RadView’s then-current published list price for the Products and Maintenance at date of Option exercise.  Ixia shall account to RadView for royalties due hereunder in calendar quarterly periods (which may include partial quarters if the above-referenced twelve-month period for which royalties will be due does not coincide with calendar quarters.  Within forty-five (45) days after the last day of each quarterly period, Ixia will furnish to RadView a royalty report specifying the royalties earned by the Products during such quarterly period, and simultaneously with the transmission of each such royalty report Ixia shall make payment of all sums shown to be due thereby.

16.3.3.     No Further Amounts Due With Respect To Option or Expanded Rights.  The amounts set forth in this Section 16.3 constitute payment in full for the exercise of the Option and for the Expanded Rights.  Accordingly, no other payments, royalties or monies shall be payable or paid to RadView with respect to this Section 16 even though Ixia’s sales of the Products may continue into perpetuity.

16.4.        Delivery of Source Materials Upon Exercise of Option.  Promptly after the exercise of the Option, RadView shall provide to Ixia copies of all Source Materials for all versions of all Products distributed by Ixia at any time under this Agreement, including superseded versions.  Subject to the terms of Section 13,it is the intention of this Section 16.4 that Ixia have all materials needed for Ixia to exercise the Expanded Rights, even without assistance from RadView; it being understood, however, that RadView is not responsible for creating any additional materials in order to support Ixia’s rights hereunder but RadView shall offer Ixia reasonable technical assistance in support of Ixia’s early use (following the exercise of the Option) of the Source Materials.

16.5.        Engineering Assistance.  Upon exercise of the Option, Ixia shall have the right to have engineering assistance from RadView.  Unless otherwise agreed, such assistance shall consist of two (2) software engineers of RadView who will be temporarily stationed at Ixia’s premises for up to eight (8) weeks each, for the purpose of preparing Ixia’s technical personnel to work with the Source Materials.  The RadView engineers shall be mid-level to senior level programmers who are highly familiar with the Products and the Source Materials of the Products.  Ixia shall pay, or reimburse RadView for, the reasonable coach class travel expense and related expenses (but not salaries) of the RadView engineers, but otherwise the engineering assistance referred to in this Section 16.5 shall be provided at no charge to Ixia.

16.6.        Rights of Ixia Upon Exercise.  Notwithstanding Section 16.6.4 below, upon exercise of the Option and payment of the Option price, the provisions of this Section 16.6 shall automatically become effective and RadView shall automatically be deemed to have granted to Ixia all the rights set forth following, which are the Expanded Rights.

16.6.1.     All Existing Rights Continue.  Upon exercise of the Option, all rights granted by RadView to Ixia pursuant to Sections 4 and 13 hereunder shall become perpetual and irrevocable; provided, however, that RadView shall have the right to terminate the Expanded Rights granted hereunder, for cause as set forth in Section 18 below and such right shall continue following any expiration of the Term with respect to those terms which survive any such expiration pursuant to section 18.9 below); and provided further, however, that with the exception of those obligations of RadView under this Section 16 or which would survive termination of this Agreement (as provided under Sections 18.5 and 18.9 below), RadView shall have no further liability or obligation to Ixia hereunder following the expiration of the Term.

16.6.2.     Section 4.9 Deemed Stricken.  Upon exercise of the Option, Section 4.9 shall be conclusively deemed stricken from this Agreement and of no further force and effect.

16.6.3.     New Rights Granted.  In addition to the rights referred to in Section 16.6.1 above, upon exercise of the Option and payment of the Option price to RadView, Ixia shall have a nonexclusive (except as set forth in Section 4.5 above) right and license (but not the obligation):

* Confidential

(i)            to possess and use all Source Materials, including any Source Materials concerning the generation and operation of Access Keys, for all versions of all Products distributed by Ixia hereunder consistent with the provisions of Section 13.2 hereinabove;

(ii)           to modify, prepare derivative works of, or prepare new works based on the Products and/or the Source Materials; provided, however, that any derivative product created by Ixia shall not diminish or otherwise affect RadView’s pre-existing rights in its Products; and provided further, however, that in the event RadView independently develops derivative software similar to that developed by Ixia, RadView’s development shall not be subject to any intellectual property infringement claim by Ixia; and

(iii)          to generate and issue Access Keys without payment to RadView (except as set forth in Section 16.3).

16.6.4.     Right To Receive Source Materials From Escrow.  Notwithstanding anything to the contrary contained in Section 16.4 above, upon exercise of the Option and payment of the Option price, Ixia shall have the right to receive all Source Materials then-currently on deposit with the escrow agent.  Upon exercise of the Option, RadView shall give notice to the escrow agent that Ixia has such right, and that RadView irrevocably consents to release by the escrow agent of all such Source Materials to Ixia.

16.6.5      Continuing Release of Source Materials.  In addition, following Ixia’s exercise of the Option and payment of the Option price and for so long as Ixia is paying royalties to RadView hereunder, RadView, shall periodically and as available, provide Ixia with the Source Materials relating to new releases, and shall also, at the end of such royalty payment period, deliver to RadView the Source Materials for the most current version of the Products then being shipped by RadView.

17.          No Obligation To Distribute or To Continue Distributing

17.1.        No Obligation to Continue Distributing.  RadView acknowledges that there is no assurance that any market opportunity for the Products, or any of them, will exist in the future at a commercially reasonable level, in Ixia’s sole determination.  Accordingly, Ixia shall have no obligation to distribute or to continue distributing the Products, or any of them, and the determination whether or not to distribute or to continue distributing any or all of the Products, for any reason whatsoever, shall be made by Ixia in its sole discretion. Upon any written notice by Ixia to RadView of its determination to discontinue distributing the Products, the rights granted under Limited Exclusivity, as defined in section 4.5 of this Agreement shall continue for (a) the shorter of one (1) year or the balance of the Term if such notice is provided prior to Ixia’s exercise of the Option; or (b) for a period of one (1) year if the Option has been exercised prior to the date of such notice.

17.2.        No Representation as to Success.  RadView acknowledges that Ixia has made no representation as to the possible or expected success of or perceived need for the Products, or any individual Product.  RadView understands and acknowledges that no officer of Ixia or any other person is authorized to make any such representations on Ixia’s behalf.  RadView further acknowledges that in entering into this Agreement it is relying solely upon its own business judgment, and it is not relying upon any representation by Ixia (including any Ixia employee or independent contractor) except for representations, if any, expressly set forth herein.

18.          Termination

18.1.        No Termination Except As Explicitly Set Forth.  Unless, and except as, otherwise explicitly set forth elsewhere in this Agreement, this Agreement and/or the Expanded Rights granted under Section 16, as applicable, may not be terminated by either party except in accordance with this Section 18.

18.2.        Expiration.  This Agreement shall terminate automatically, with no further act or action of either party required for such termination to be effective, on the second (2nd) anniversary of the Effective Date unless either (i) Ixia has exercised the Option, or (ii) the parties have agreed to renew this Agreement.

18.3.        Termination For Cause.  Either party may terminate this Agreement, and RadView may terminated the Expanded Rights of Ixia, at any time effective upon written notice of termination to the other party in the event that such other party materially fails to perform any of its material obligations hereunder and such failure continues unremedied for a period of thirty (30) days after written notice of such failure from the party alleging such failure.

18.4.        Ixia Termination Without Cause.  Ixia (but not RadView) may terminate this Agreement without cause upon thirty (30) days’ notice to RadView, but such termination shall not relieve Ixia of its obligations under Sections 15 or 16 (if applicable) above.  RadView agrees that if such notice of termination is given, RadView shall do nothing to derogate Ixia’s rights hereunder until such time as those rights actually end in accordance with the terms hereof.

18.5.        Effects of Termination.  Except as expressly set forth herein, in the event of any termination or expiration of this Agreement or the termination of the Expanded Rights, Ixia’s right to distribute the Products hereunder shall immediately terminate, except that, provided that Ixia complies with all other terms and conditions of this Agreement Ixia may fulfill any executory license and support contracts entered into by Ixia with third parties concerning the Products, or any of them, prior to the effective date of such termination or expiration, and Ixia may renew, for a period or periods which shall in no event in the aggregate (for the particular party) extend beyond one (1) year from the date of such termination or expiration, Product customer support agreements with customers, in which case RadView shall continue to comply with all other terms and conditions of this Agreement as to such fulfillment or renewal by Ixia; provided, however that in no event shall Ixia enter into a license sales following the expiration and/or termination of this Agreement unless Ixia has exercised the Option and is operating under the terms of its Expanded Rights.

18.6.        No Damages For Proper Termination.  Neither party to this Agreement shall be liable to the other by reason of proper termination of this Agreement for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.  No termination of this Agreement or of the Expanded Rights shall release Ixia from its obligation to pay RadView any amounts which accrued prior to such termination or which shall accrue to RadView after the Termination Date, subject to Sections 15 and 16 (as applicable) above.

18.7.        No Effect On End Users.  Upon an end user acquiring a Product, the end user shall be entitled to use that Product indefinitely consistent with the end user’s license.  The rights of end users are independent of this Agreement and will survive any termination of this Agreement for any reason whatsoever.

18.8.        Right To Use Product For Support.  No termination of this Agreement for any reason whatsoever shall limit in any way Ixia’s right to use the Products for the purpose of providing technical support to end users of the Products, and Ixia may make and maintain copies of the Products (but not disassemble, decompile, reverse engineer or create derivative works of the Product, unless authorized under Section 16) to use as replacements for defective copies of the Products, but Ixia may not otherwise manufacture or distribute copies of the Products except as expressly provided herein.

18.9.        Survival.  The rights and obligations of the parties set forth in Sections 15 (as applicable), 18.3-18.9 and 19-26 shall survive any termination or expiration of this Agreement or the Expanded Rights for any reason whatsoever; provided, however, that if the Term of the Agreement expires, but the Expanded Rights continue, then, additionally, the terms of Sections 13.2 and 16 shall survive such expiration.

19.          Confidentiality

19.1.        Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean any information or material which is proprietary to the disclosing party or designated as Confidential Information by the disclosing party and not generally known other than by the disclosing party, and shall include this Agreement.  Confidential Information also includes any information which the disclosing party obtains from any third party which the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party.  “Confidential Information” does not include the following: (i) information which is known by the receiving party at the time of receipt from the disclosing party which is not subject to any other nondisclosure agreement between the parties; (ii) information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party; or (iii) information which is otherwise lawfully developed by the receiving party without access to the disclosing party’s Confidential Information, or lawfully acquired from a third party without any obligation of confidentiality.

19.2.        No Disclosure.  During the term of this Agreement and thereafter, the receiving party agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party.  The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) for which the disclosure was made as contemplated by this Agreement.  In the event that either party is directed to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial proceeding or arbitration, the party so directed shall immediately notify the other party both orally and in writing.  Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality.

19.3.        No Publicity.  Except as provided under Section 11, information relating to the substance of this Agreement shall be deemed Confidential Information, and neither party shall disclose such information to third parties without the prior written consent of the other; provided, however, that each party shall be entitled to disclose, in discussions with analysts or in like forums, the nature and scope of the relationship, the respective roles of the parties in the same and margin (but not pricing) information.  At time of execution Ixia and RadView agree to a joint press release announcing this partnership pursuant to Section 11.

19.4.        No Confidential Information of Other Parties.  Each party represents and warrants that it will not use in the course of its performance hereunder and will not disclose to the other party, any confidential information of any third party (including competitors of Ixia or RadView) unless the party is expressly authorized in writing by such third party to do so.

20.          Ownership

20.1.        Products.  As between RadView and Ixia, all right, title and interest in and to, and ownership of, each Product, including all intellectual property and trademarks related thereto, shall remain at all times exclusively in RadView, and Ixia shall not acquire any right, title, or interest therein, except as expressly set forth herein.

20.2.        Modifications to Products; Other Matter Prepared By Ixia.  As between RadView and Ixia, all right, title and interest in and to, and ownership of, any modifications to any Products made by Ixia in accordance with this Agreement, and any other matter prepared by Ixia in connection with the Products and/or exercise of its rights under this Agreement, shall remain at all times exclusively in Ixia, and RadView shall not acquire any right, title, or interest therein; provided, however, that any derivative product created by Ixia shall not diminish or otherwise affect RadView’s pre-existing rights in its Products; and provided further, however, that in the event RadView independently develops derivative software similar to that developed by Ixia, RadView’s development shall not be subject to any intellectual property infringement claim by Ixia.

20.3.        Product Packaging and Marketing Materials.  Except for the Products themselves and any other materials delivered by RadView, Ixia shall own all components of the product packages and all marketing materials used in the marketing of the Products.  Without limiting the generality of the foregoing, Ixia shall own all packaging designs, logos, slogans, advertising materials and promotional materials, and RadView shall have no rights thereto under any circumstances whatsoever either during or after the term of this Agreement.

20.4.        Product Name.  Ixia shall determine, in its sole discretion, the name under which each Product will be marketed (the “Product Name”).  RadView hereby grants to Ixia an irrevocable nonexclusive license to use the names “WebLoad” and “WebLoad Resource Manager” in conjunction with the marketing and distribution of the Products.  Such license shall continue for as long as Ixia is marketing and distributing any Product.  RadView understands and agrees that Ixia may market one or more of the Products under a Product Name other than “WebLoad” or “WebLoad Resource Manager” provided that the foregoing shall not be construed as permitting Ixia to adopt a product name that would infringe any trademark of RadView’s which is in use and valid as of the time that Ixia adopts such name.  In the event that Ixia markets any Product under any Product Name other than “WebLoad” or “WebLoad Resource Manager”, Ixia shall own all right, title and interest in and to the Product Name and goodwill related thereto, including, but not limited to, copyright and trademark rights.  RadView shall not have, under any circumstances whatsoever, any right to use such Product Name, notwithstanding any reconveyance, rescission or any other circumstance whatsoever, if any, under which Ixia ceases to market the Products.

20.5.        Ownership of Series Identifiers Created By Ixia.  As used herein, the term “Product Series” shall mean two or more products published in such fashion as to create a common identity between the products through use of a Series Identifier.  A “Series Identifier” includes, but is not limited to, a common series name or logo, a common marketing theme, common packaging elements, a “house mark” or any other characteristic suggestive of a common identity.  In the event that a Product is published as part of a Product Series created by Ixia (including where a Product is the first product published in such Product Series), or where subsequent to the publication of any Product, Ixia establishes a Product Series which includes one or more Products, Ixia shall own all right, title and interest in and to any Series Identifiers created by Ixia.  RadView shall not be entitled to any royalty or other payments with respect to such Product Series or Series Identifiers.

20.6.        Trademarks.  Nothing in this Agreement shall be construed as giving either party any right to use any trademark, service mark, trade name, logo, designation or other identifier of the other party at any time during or after the term of this Agreement except as may be expressly provided for herein; and provided, however, that during the Term each party shall be entitled to use the name and logo of the other party on its website, identifying the other party as a strategic partner, and in other marketing materials; provided further, however, that if a party reasonably disapproves of the other party’s use of the first party’s marks, then the second party shall discontinue such use of the first party’s marks.

21.          RadView Representations and Warranties

21.1.        Not Applicable To Modifications By Ixia.  Nothing in this Section 21 shall apply to any matter which is caused by any modification of any Product by Ixia or by any third party contractor of Ixia and which would not exist but for such modification(s).

21.2.        Proprietary and Other Rights Warranty.  RadView hereby warrants, represents, and covenants as follows: RadView is capable of performing its obligations hereunder and has the full right, power, and authority to enter into and perform this Agreement and to grant to and vest in Ixia all rights herein set forth, free and clear of any and all claims, rights, and obligations whatsoever; the rights hereunder, and any and all of the results and proceeds of the services of RadView hereunder, delivered and to be delivered by RadView hereunder, are and shall be new and original or based upon materials as to which RadView has acquired all necessary rights or which is in the public domain or which was supplied by Ixia; RadView will be the creator of the Products, and each of them, and no part of any Product shall be an imitation or copy of, or shall infringe upon, any other material, or shall violate or infringe upon any common law or statutory rights of any person or entity, including rights relating to defamation, contractual rights, copyrights, trade secret rights, and rights of privacy or publicity; there are no rights with respect to any authoring tool, rendering tool or other third party software not already obtained by RadView which are necessary for RadView to perform any of its obligations, or for Ixia to exercise any of its rights, under this Agreement and nothing contemplated by this Agreement will violate any rights of, or any agreement with, any authoring tool or rendering tool vendor; there is no litigation or arbitration pending or threatened by or against RadView or with respect to any Product which might have an effect on the rights or obligations of any party to this Agreement; and RadView has not sold, assigned, leased, or in any other way disposed of or encumbered the rights herein granted to Ixia, nor shall RadView sell, assign, lease, license, or in any other way dispose of or encumber such rights.

21.3.        Licenses and Third Party Rights.  Without limiting the generality of Section 21.2 above, RadView warrants and represents that to the extent that any third parties have any rights with respect to any portion of any Product, RadView has obtained any and all such third party rights or permissions which are required for the uses contemplated by this Agreement and for Ixia’s exercise of the rights granted to it under this Agreement.  RadView further warrants that RadView has obtained all applicable licenses and has paid and/or will timely pay all applicable payments for the rights to incorporate any third party works into any Product, and for the rights to reproduce, distribute, perform, display and/or create derivative works based upon such works, as applicable.  This includes the payment of re-use fees, royalties, or other sums required to be paid for any consents and permissions, under applicable collective bargaining or other agreements, or otherwise in connection with the use made of pre-existing material in any Product.  RadView shall be solely responsible for paying such amounts, without any right of reimbursement from Ixia.  If Ixia is presented with a third party claim for payments which, if true, would be a breach of the foregoing warranties or representations, then Ixia shall present such claim to RadView.  RadView will then work in good faith to provide assistance to Ixia to evaluate the validity of the claim.  If RadView and Ixia determine the claim is valid, then RadView shall not unreasonably withhold or delay payment of the claimed amount.  If there is a dispute as to the validity of the claim, then, without limiting any of its other remedies, Ixia shall have a right to pay any amounts due to, or otherwise settle or compromise the claim by, such third party, in which case, and provided such third party claim is judged by a court (or other tribunal which may be agreed upon by the parties) to have been valid, or in the event RadView elects to acknowledge the claim without a determination of its validity, or in the event RadView preapproves in writing the payment made by Ixia to such third party, then RadView shall reimburse Ixia for such amounts paid to such third party, and Ixia shall have the right to offset any unpaid amounts against royalties or other amounts due to RadView.

21.4.        Product Operation.  RadView warrants that the Products, and each of them, will, upon their initial delivery to Ixia l be reasonably free from any Nonconformities, and will operate and run in a reasonable and efficient manner as described in, and in conformance with the specifications and the end user documentation for the particular Product for a period of ninety (90) days following such delivery of Product.  Should any Nonconformity be detected during such period and reported to RadView by Ixia during such period, then provided that the Non-Conformity is replicable and Ixia provides to RadView the information and assistance reasonably required by RadView to recreate the Non-Conformity and the circumstances of its occurrence, RadView shall address any such replicable Nonconformity with an effort commensurate with its severity and shall prepare and deliver to Ixia, at no charge to Ixia, a Correction within a reasonable period of time, as evaluated based on the severity of the Nonconformity and the sufficiency of interim or partial remedies which might be available pending a final cure of the Nonconformity. In the event RadView is unable to deliver a Correction within a reasonable period of time, notwithstanding its use of commercially reasonable efforts to do so, then Ixia shall be entitled to receive Source Materials pursuant to the provisions of Section 13.3. with respect to the Product experiencing the Nonconformity solely for the purposes of developing a Correction for such Nonconformity. RadView will provide technical support to Ixia in developing a Correction using the Source Materials.  Notwithstanding the foregoing, RadView shall not be responsible for Nonconformities which result from any modification of a Product not made or authorized by RadView.  SUBJECT TO THE FOREGOING, RADVIEW DOES NOT WARRANT THAT THE PRODUCTS WILL PERFORM ERROR FREE OE WITHOUT INTERRUPTIONS, NOR DOES RADVIEW WARRANT THAT THE SOFTWARE WILL MEET IXIA’S REQUIRMENTS OR THE REQUIREMENTS OF IXIA’S CUTOMERS. Except as expressly provided for in this Section 21.4,Ixia agrees to bear the entire risk as to the adequacy and performance of the products. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 21.4, RADVIEW DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS AND USER DOCUMENTATION INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILTY AND FITNESS FOR A PARTICULAR PURPOSE, OR THOSE ARSISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OE USAGE OF TRRADE. This Section 21.4 sets forth Ixia’s exclusive remedy and RadView’s sole responsibility in the event of a breach of any of the foregoing warranties during the Warranty Period. This warranty is made solely to Ixia, and Ixia acknowledges and agrees that RadView extends no warranties of any sort or nature to or by any third party, or with respect to any third party product or service not licensed and provided by RadView hereunder. Any Non –conformities which may be identified in subsequent versions or releases of the Products shall be addressed pursuant to the provisions of Section 8.2 above.

22.          Ixia Representations and Warranties

Ixia hereby warrants, represents, and covenants as follows: Ixia is capable of performing its obligations hereunder and has the full right, power, and authority to enter into and perform this Agreement and to grant and vest in RadView all rights to payments made hereunder herein set forth, free and clear of any and all claims, rights and obligations whatsoever; the rights hereunder, and any and all of the results and proceeds of the services of Ixia hereunder, which may be delivered hereunder, are and shall be new and original or based upon materials as to which Ixia has acquired all necessary rights or which in the public domain or which was supplied by RadView.  The performance of Ixia’s obligations hereunder will not breach any other contract by which Ixia is bound. There is no litigation or arbitration pending or threatened by or against Ixia which might have an effect on the rights or obligations of any party to this Agreement.

23.          Indemnity

23.1.        Indemnification of Ixia By RadView.  RadView shall indemnify and hold Ixia harmless from and with respect to any loss or damage (including reasonable attorneys’ fees and costs), arising out of or relating to any claim, demand, suit or proceeding brought by a third party against Ixia insofar as such claim, demand, suit or proceeding shall be ruled against Ixia and based upon a claim by such third party alleging facts or circumstances that, if true, would constitute a breach of any representation or warranty of RadView set forth in this Agreement.  Ixia shall give RadView prompt written notice of any such claim and shall provide RadView such reasonable cooperation and assistance as RadView may request from time to time in the defense thereof.  Ixia shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing.  RadView shall pay any damages and costs ruled against Ixia (or paid or payable by Ixia pursuant to a settlement agreement, provided that RadView will not enter into any settlement without the prior written consent of Ixia) in connection with such a claim, demand, suit or proceeding.  Ixia shall permit RadView to control such litigation.  Notwithstanding the foregoing, in the event that RadView elects to assume the defense of such claim, demand, suit or proceeding, if Ixia believes reasonably and in good faith that RadView may not have sufficient financial and/or other resources to conduct an appropriate defense of such claim, demand, suit or proceeding, Ixia shall have a right to defend such claim, demand, suit or proceeding without forfeiting, reducing or otherwise affecting its right to indemnification hereunder (including its right to have the attorneys fees and costs and expenses of such defense paid by RadView).  Following the commencement of any litigation covered by this Section 23 in which Ixia is named as a defendant, Ixia shall not be entitled to withhold royalty payments to RadView pending the outcome of such litigation.

23.2.        Indemnification of RadView By Ixia.  Ixia shall indemnify and hold RadView harmless from and with respect to any loss or damage (including reasonable attorneys’ fees and costs), arising out of or relating to any claim, demand, suit or proceeding brought by a third party against RadView insofar as such claim, demand, suit or proceeding shall be based upon a claim by such third party: (i) alleging facts or circumstances that, if true, would constitute a breach of any representation or warranty of Ixia set forth in this Agreement; or (ii) based upon any claim that a Product, or any version thereof, is defective as the result of any modification to any Product, or any version thereof, made or authorized by Ixia but not made or authorized by RadView.  RadView shall give Ixia prompt written notice of any such claim and shall provide Ixia such reasonable cooperation and assistance as Ixia may request from time to time in the defense thereof.  RadView shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing.  Ixia shall pay any damages and costs assessed against RadView (or paid or payable by RadView pursuant to a settlement agreement, provided that Ixia will not enter into any settlement without the prior written consent of RadView) in connection with such a claim, demand, suit or proceeding.  RadView shall permit Ixia to control such litigation. Notwithstanding the foregoing, in the event that Ixia elects to assume the defense of such claim, demand, suit or proceeding, if RadView believes reasonably and in good faith that Ixia may not have sufficient financial and/or resources to conduct an appropriate defense of such claim, demand, suit, or proceeding. RadView shall have a right to defend such claim, demand, suit or proceeding without forfeiting, reducing or otherwise affecting its right to indemnification hereunder (including its right to have the attorneys fees and costs and expenses of such defense paid by Ixia).

24.          Limitation of Liability and Exclusion of Consequential Damages

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS EXPRESSLY PROVIDED, AND WITH THE EXCEPTION OF IXIA’S MISUSE OF THE RADVIEW SOURCE MATERIALS, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, OR (B) ANY DAMAGES WHATSOVER RESULTING FORM LOSS OF USE, DATA, REVENUES.BUSINESS OR PROFITS, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, IN EITHER EVENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT,EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

25.          Notices

Except as specifically provided herein, all notices required hereunder shall be in writing and shall be given by: (i) personal delivery, in which case notice shall be deemed effective upon personal delivery; or (ii) national overnight courier service, in which case notice shall be deemed effective one (1) business day following deposit with the national overnight courier service; or (iii) U.S. mail, certified or registered, postage prepaid, return receipt requested, in which case notice shall be deemed effective three (3) days following deposit in the U.S. mail.  The addresses for giving notice shall be the addresses first set forth above, or any other address as shall be specified by a party in a written notice to the other party.

26.          Miscellaneous

26.1.        Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between Ixia and RadView with respect to the subject matter hereof, all of which are merged herein.  Notwithstanding the foregoing, the parties understand and agree that any confidentiality agreements between the parties are separate from this Agreement, and, except as may be expressly stated herein, nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in any such agreement.  It is expressly understood and agreed that no employee, agent or other representative of either party has any authority to bind such party with regard to any statement, representation, warranty, or other expression unless the same is specifically set forth or incorporated by reference herein.  It is expressly understood and agreed that, there being no expectation of the contrary between the parties hereto, no usage of trade or custom and practice within the industry, and no regular practice or method of dealing between the parties hereto, shall be used to modify, supplement or alter in any manner the terms of this Agreement or any part hereof.  This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of RadView and an officer of Ixia.

26.2.        Independent Parties.  Nothing contained herein shall be deemed to create or construed as creating a joint venture or partnership between Ixia and RadView.  Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner.  Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action under this Agreement or in any manner whatsoever.

26.3.        Waiver.  No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

26.4.        Amendments.  All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto in accordance with the other terms of this Agreement regarding modifications.

26.5.        Severability of Provisions.  In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

26.6.        Assignment.  Neither party shall have the right to, and each party covenants that it will not, assign or transfer this Agreement or any of its rights, duties or obligations hereunder, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other party, which consent may be granted or withheld by such other party in its sole discretion, except that either party shall have the right to assign or transfer this Agreement or any interest herein (including rights and duties of performance) to any entity: (i) which owns more than fifty percent (50%) of such party’s issued and outstanding capital stock or voting interest; (ii) in which such party owns more than fifty percent (50%) of the issued and outstanding capital stock or voting interest; (iii) which acquires all or substantially all of such party’s operating assets, (iv) which is under common ownership or control with such party, or (v) into which such party is merged or reorganized pursuant to any plan of merger or reorganization.  Any attempted assignment without such consent shall be null and void.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective legal successors and permitted assigns.

26.7.        Choice of Law; Forum and Jurisdiction.  This Agreement was entered into in the Commonwealth of Massachusetts, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the Commonwealth of Massachusetts applicable to contracts entered into and performed entirely within the State of California and by applicable federal law, and the choice-of-law provisions of Massachusetts law shall not be applied to substitute the law of any other State or nation.  The parties expressly agree that any action arising out of or relating to this Agreement shall be filed and maintained only in the courts of the State of Massachusetts for the County of Middlesex, or the United States District Court for the Middlesex County.  The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

26.8.        Attorneys’ Fees.  In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorneys’ fees and other expenses incurred by such prevailing party in such litigation or proceeding.

26.9.        Force Majeure.  Neither party shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, accident, civil commotion, epidemic, act of government or government agency or officers, or any other cause beyond such party’s control.

26,10       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

26.11       No Hire.  Subject to any limitations of applicable law, for the term of this Agreement (as that may be renewed and/or extended by agreement of the parties) and for a twelve month period thereafter, neither party may solicit for employment or employ, directly or indirectly, an employee or former employee of the other party unless such employee has left the employment of the other party at least six (6) months previously.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

IXIA			RADVIEW SOFTWARE, LTD.

By:	/s/ ERROL GINSBERG		By:	/s/ ILAN KINREICH

Name:	Errol Ginsberg		Name:	Ilan Kinreich

Title:	President and CEO		Title:	President and CEO

Date:	February 7, 2003	Date:	February 7, 2003

Exhibit “A”

Products Covered By Agreement

WebLOAD

Part Number	License	Price	18% S&M	Total
WL50 (NEW)	50	[ * ]	[ * ]	[ * ]
WL100	100	[ * ]	[ * ]	[ * ]
WL300	300	[ * ]	[ * ]	[ * ]
WL500	500	[ * ]	[ * ]	[ * ]
WL1000	1,000	[ * ]	[ * ]	[ * ]
WL3000	3,000	[ * ]	[ * ]	[ * ]
WL5000	5,000	[ * ]	[ * ]	[ * ]
WL Unltd	Unlimited	[ * ]	[ * ]	[ * ]

WebRM

Part Number	License	Price	18% S&M	Total
RM300 (NEW)	300	[ * ]	[ * ]	[ * ]
RM500 (NEW)	500	[ * ]	[ * ]	[ * ]
RM1000	1,000	[ * ]	[ * ]	[ * ]
RM3000	3,000	[ * ]	[ * ]	[ * ]
RM5000	5,000	[ * ]	[ * ]	[ * ]
RM10000	10,000	[ * ]	[ * ]	[ * ]
RM20000 (NEW)	20,000	[ * ]	[ * ]	[ * ]
RM Unltd	Unlimited	Quote

(Prices exclude WebLOAD Workstations, priced separately)

WebLOAD Workstation

Part Number	License	Price	18% S&M	Total
WS1	Single	[ * ]	[ * ]	[ * ]
WS5	5-pak	[ * ]	[ * ]	[ * ]
WS10	10-pak	[ * ]	[ * ]	[ * ]
WS15	15-pak	[ * ]	[ * ]	[ * ]
WS25	25-pak	[ * ]	[ * ]	[ * ]
WS50	50-pak	[ * ]	[ * ]	[ * ]

Note: Each Workstation is 10 virtual clients

* Confidential

Pricing is effective July 1, 2002

18% Support and Maintenance applies to the license fee.

Payment Terms are 30 Days.

WebLoad 500 – [ * ]

WebLoad 1000 – [ * ]

WebLoad Resource Manager 500 - [ * ]

WebLoad Resource Manager 1000 - [ * ]

WebLoad Resource Manager 3000 - [ * ]

The Resource manager configuration gives access to multiple users to share the full license through resource manager workstations. Each workstation (per seat) costs [ * ] and there is volume discount - 10-pak costs [ * ].

* Confidential

Exhibit “B”

Parties As To Whom Rights Are Exclusive

Spirent

Agilent

Antara

EXFO

Digital Lightwave

Exhibit “C”

Third Party Rights Products

ActiveCube - ActiveCube Exporting Capabilities

ActiveCube - Active Reports Viewer

Apachi – Axis

APEX Software Corporation – True OLE DBGrid

Blue Sky Software – RoboHelp Classic

Certicom – SSL Plus

Dundas – Dundas Files

Faircom – Ctree

Global Majic Software Inc – GMS Automobile Gauge ActiveX Control

Global Majic Software Inc – GFX Module Ocx

Global Majic Software Inc – GMS Odometer ActiveX Control

hallogram Publishing – Component Toolbox

Innovasys – Properties List Control

Macrovision – FlexLM

MicroQuill – SmartHeap

Microsoft – Microsoft Forms

Microsoft – ATL Module for Windows NT

Microsoft – Microsoft C Runtime Library

Microsoft – Microsoft MCF Library

Microsoft – Extended MAPI 1.0 for Windows NT

Microsoft – Microsoft Data Grid Control 6.0

Microsoft – Microsoft Data List Control 6.0

Microsoft – Microsoft ADO Data Control 6.0

Microsoft – Microsoft FlexGrid Control 6.0

Microsoft – Microsoft Standard Data Formatting Object DLL

Microsoft – Microsoft Masked Edit Controls

Microsoft – Microsoft OLE 2.30 for Windows NT

Microsoft – Microsoft GFX Module Ocx

Microsoft – Microsoft ActiveX Control

Microsoft – Microsoft CMDialog ActiveX Control DLL

Microsoft – Microsoft common control

Microsoft – Microsoft Rich Edit

Mozilla – Mozilla DLL

Nsoftware – ipworks lib

Quicksoft Corp. – EasyMail

RogueWave – Stingray Objective Toolkit/X 2.0

RogueWave – Tools H++ library

RogueWave – Threads H++ library

RSA Data Security Inc - BSAFE

SAP – SAP library

Software FX – Chart FX

Ssleay – SSL Certificate Module

Sun Microsystems – JRE

Word Wide Web Consortium – Jigsaw